Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary (303) 573-1660

ROYAL GOLD ANNOUNCES RECORD FISCAL 2007 FINANCIAL RESULTS

•	Revenue and free cash flow* increase 70% and 85%, respectively, year-over-year

•	Earnings per share up 58% year-over-year

•	Fiscal 2007 free cash flow* totaled 78% of revenue

•	Production commences at the Taparko mine

•	Significant reserve expansion at the Peñasquito property

DENVER, COLORADO. AUGUST 16, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced record revenues of $48.4 million for fiscal 2007 (ended June 30), a 70% increase over revenues of $28.4 million in fiscal 2006. The Company reported net income of $19.7 million, or $0.79 per basic share, for fiscal 2007 compared to net income of $11.4 million, or $0.50 per basic share, for fiscal 2006. Free cash flow for fiscal 2007 was approximately $37.9 million, or 78% of revenues, compared to $20.5 million or 72% of revenues, in fiscal 2006.

For the fourth quarter ended June 30, 2007, royalty revenue reached a record high of $14.4 million, or a 76% increase over royalty revenue of $8.2 million for the same period in fiscal 2006. The Company reported fourth quarter 2007 net income of $5.7 million, or $0.20 per basic share, as compared to net income of $3.6 million, or $0.15 per basic share for the fourth quarter of fiscal 2006. Free cash flow for the fourth quarter was approximately $11.3 million, or 78% of revenue compared with free cash flow of $6.5 million, or 79% of revenues, for the same period ended June 30, 2006.

__________________
*
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in income from consolidated subsidiary (see, Schedule A).

As of June 30, 2007, the Company had working capital of $91.0 million. Current assets were $95.7 million, compared to current liabilities of $4.7 million, yielding a current ratio of 20 to 1.

Tony Jensen, President and Chief Executive Officer, commented, “The record-setting results we achieved in fiscal 2007 reflect the execution of our growth and diversification plan over the past eighteen months, supported by continued strength in commodity prices.” Jensen continued, “During the year we completed the largest royalty acquisition in the history of the Company, the Peñasquito project, along with several other important royalty transactions. Our portfolio now includes nine producing royalty properties and a strong pipeline of development stage projects scheduled to commence production within the next year. We also announced substantial growth in reserves subject to our royalty properties and the beginning of revenue flow from the Taparko project. The events over the past twelve months position us well for future financial growth.”

REVIEW OF OPERATIONS

PRODUCING PROPERTIES

Pipeline Mining Complex (Lander County, Nevada)

At the Pipeline Mining Complex, Royal Gold holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), a fixed-rate gross smelter return royalty (“GSR3”), and a net value royalty (“NVR1”). The GSR1 royalty covers a majority of the Pipeline and South Pipeline deposits and the GSR2 (“Super”) royalty covers the Crossroads area and a portion of the Gap deposit. The GSR2 royalty pays out at a rate that is 80% higher than that of GSR1, at all gold prices. The GSR3 royalty rate is fixed at 0.71% for the life of the mine and covers the same area as GSR1 and GSR2 combined. The 0.39% NVR1 royalty, net of minority interest, covers production from the GAS Claims, an area of interest of approximately 4,000 acres that includes the South Pipeline deposit and Crossroads area, but excludes the Pipeline deposit. Current production from the Pipeline Mining Complex is subject to all four royalties.

The Pipeline Mining Complex is owned by the Cortez Joint Venture (“Cortez”), a joint venture between Barrick Cortez Inc. (60%), a subsidiary of Barrick Gold Corporation (“Barrick”), and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto, plc.

For the fourth fiscal quarter of 2007, metal sales attributable to the Company’s royalties at the Pipeline Mining Complex were approximately 140,000 ounces of gold, providing $6.4 million of royalty revenue to Royal Gold (including $488,000 of minority interest). This compares to metal sales of approximately 76,000 ounces of gold, providing $2.7 million of royalty revenue to Royal Gold, for the same quarter in fiscal 2006.

For fiscal 2007, metal sales attributable to the Company’s royalties at the Pipeline Mining Complex were approximately 510,000 ounces of gold, providing $21.5 million of royalty revenue (including $1.6 million of minority interest), as compared to metal sales of approximately 599,000 ounces of gold, which provided royalty revenues of $16.8 million for fiscal 2006.

For the fourth quarter of fiscal 2007, the average gold price was $667 per ounce and Royal Gold’s GSR1 royalty rate was 5.0% of metal sales and its GSR2 royalty rate was 9.0% of metal sales. This compares to an average gold price of $627 per ounce for the fourth quarter of fiscal 2006 and a GSR1 royalty rate of 5.0 % of metal sales. There was no production from GSR2 during fiscal 2006.

For fiscal 2007, the average gold price was $638 per ounce compared to an average gold price of $527 per ounce for fiscal 2006. Royal Gold’s GSR1 royalty rate for both fiscal years was 5.0% of metal sales. The GSR2 royalty rate in fiscal 2007 was 9.0%. There was no production from GSR2 during fiscal 2006.

The increase in royalty revenue at the Pipeline Mining Complex for fiscal 2007 was due largely to higher gold prices and increased metal sales related to the Company’s GSR2 royalty.

Robinson (White Pine County, Nevada)

Royal Gold holds a 3.0% net smelter return (“NSR”) royalty on the Robinson mine, an open pit copper mine with significant gold credits. The mine is operated by a subsidiary of Quadra Mining, Ltd. (“Quadra”).

At Robinson, revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

For the fourth fiscal quarter of 2007, metal sales attributable to the Company's royalty at the Robinson mine were 32.3 million pounds of copper and 23,607 ounces of gold, providing approximately $3.9 million in royalty revenue. This compares with metal sales of 27.2 million pounds of copper and 13,082 ounces of gold, providing approximately $2.2 million in royalty revenue for the same quarter of fiscal 2006.

For fiscal 2007, metal sales attributable to the Company’s royalty at the Robinson mine were 116.9 million pounds of copper and 80,603 ounces of gold, providing approximately $12.6 million in royalty revenue. Due to the fiscal 2006 acquisition date, a year-over-year comparison is not available.

In July 2007, Quadra reported that it had revised its production guidance for calendar 2007 from 68,000 ounces of gold to 90,000 ounces of gold, due to higher than planned grade and recovery.

SJ Claims - Goldstrike Mine (Eureka County, Nevada)

Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims. The Betze-Post mine, which is a part of the larger Goldstrike operation, is an open pit mine operated by a subsidiary of Barrick.

During the fourth fiscal quarter of 2007, metal sales attributable to the Company’s royalty at the SJ Claims were 245,894 ounces of gold, providing Royal Gold with approximately $1.5 million in royalty revenue. This compares with metal sales of 242,350 ounces of gold, providing approximately $1.4 million in royalty revenue to Royal Gold in the same quarter of fiscal 2006.

For fiscal 2007, metal sales attributable to the Company’s royalty at the SJ Claims were 950,462 ounces of gold, providing approximately $5.5 million of royalty revenue. This compares with metal sales of 1,005,549 ounces of gold, providing approximately $4.8 million in royalty revenue during fiscal 2006.

Troy Mine (Lincoln County, Montana)

Royal Gold holds a 7.0% GSR royalty that covers the Troy underground mine operated by a subsidiary of Revett Minerals, Inc. (“Revett”). This 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first. As of June 30, 2007, the Company has received approximately $5.5 million in cumulative payments from the Troy mine.

Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper. This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.

During the fourth fiscal quarter of 2007, metal sales attributable to the Company’s royalty at the Troy mine were 375,573 ounces of silver and 3.6 million pounds of copper, providing approximately $1.2 million in royalty revenue. This compares with 223,495 ounces of silver and 1.8 million pounds of copper, providing approximately $612,000 in royalty revenue in the same quarter of fiscal 2006.

For fiscal 2007, metal sales attributable to the Company’s royalty at the Troy mine were 1,049,253 ounces of silver and 9.6 million pounds of copper, providing about $3.1 million of royalty revenue. This compares with 884,528 ounces of silver and 7.1 million pounds of copper, providing approximately $1.7 million of royalty revenue for fiscal 2006.

In July 2007, Revett announced preliminary results from their 2006/2007 exploration program which showed new mineralization at Troy below the currently defined reserve. The operator expects to complete a new reserve estimate prior to the end of calendar 2007. Revett also reported record metal production for the quarter ended March 31, 2007, as a result of improvement in the operating performance at the mine.

Leeville Mining Complex (Eureka County, Nevada)

Royal Gold holds a 1.8% carried working interest, which calculates as a NSR royalty, covering a majority of the underground Leeville Mining Complex (“Leeville”). Leeville is operated by a subsidiary of Newmont Mining Corporation.

During the fourth fiscal quarter of 2007, metal sales attributable to the Company’s royalty at the Leeville property were 47,896 ounces of gold, providing royalty revenue to Royal Gold of approximately $576,000. This compares with metal sales of 13,120 ounces of gold, providing approximately $144,000 in royalty revenue to Royal Gold for the same quarter in fiscal 2006.

For fiscal 2007, metal sales attributable to the Company’s royalty at the Leeville property were 230,458 ounces of gold, providing roughly $2.7 million of royalty revenue. This compares with metal sales of 83,696 ounces of gold, providing approximately $768,000 in royalty revenue to Royal Gold during fiscal 2006. The increase in metal sales for fiscal 2007 was due largely to continuing ramp up by the operator at the mine.

Bald Mountain (White Pine County, Nevada)

Royal Gold holds a sliding-scale NSR royalty that covers a portion of the Bald Mountain mine, operated by a subsidiary of Barrick. For the fourth fiscal quarter, the Company’s royalty rate was 1.75%.

During the fourth fiscal quarter of 2007, metal sales attributable to the Company’s royalty at the Bald Mountain mine were approximately 33,000 ounces of gold, providing approximately $233,000 in royalty revenue. This compares with metal sales of 60,884 ounces of gold, providing approximately $853,000 in royalty revenue for the same quarter of fiscal 2006.

For fiscal 2007, metal sales attributable to the Company’s royalty at the Bald Mountain mine were approximately 109,000 ounces of gold, providing approximately $1.3 million in royalty revenue. This compares with metal sales of 122,763 ounces of gold, providing approximately $1.5 million in royalty revenue for fiscal year 2006. The decrease in royalty revenue is the result of a lower percentage of ore associated with Royal Gold’s royalty interest placed on the pad.

Mulatos (Sonora, Mexico)

Royal Gold holds a sliding-scale NSR royalty at Mulatos, an open pit, heap leach gold mine, operated by a subsidiary of Alamos Gold, Inc. The sliding-scale ranges from 0.30%, at an average quarterly gold price of $299.99 per ounce or less, up to a maximum of 1.5% when the price of gold averages $400 per ounce or higher. The royalty is capped at two million ounces of gold production. As of June 30, 2007, the Company has received payment for approximately 127,000 ounces of gold since the royalty commenced.

During the fourth fiscal quarter of 2007, estimated metal sales attributable to the Company’s royalty were approximately 30,000 ounces of gold, providing about $317,000 in royalty revenue. This compares with metal sales of 23,912 ounces of gold, providing approximately $225,000 in royalty revenue, for the same quarter of fiscal 2006.

For fiscal 2007, estimated metal sales attributable to the Company’s royalty at the Mulatos mine were approximately 103,000 ounces of gold, providing about $1.0 million in royalty revenue. Due to the fiscal 2006 acquisition date, a year-over-year comparison is not available.

Martha (Santa Cruz Province, Argentina)

The Company holds a 2.0% NSR royalty on the Martha silver mine operated by a subsidiary of Coeur d’Alene Mines Corporation (“Coeur”).

During the fourth quarter of fiscal 2007, estimated metal sales attributable to the Company’s royalty at the Martha mine were 494,219 ounces of silver resulting in royalty revenue of approximately $130,000. This compares with metal sales of approximately 355,000 ounces of silver, providing about $92,000 in royalty revenue for the same quarter of fiscal 2006.

For fiscal 2007, metal sales attributable to the Company’s royalty at Martha were 2.9 million ounces of silver, providing approximately $714,000 in royalty revenue. This compares with 2.3 million ounces of silver, providing approximately $402,000 of royalty revenue for fiscal 2006.

In August 2007, Coeur announced an expanded reserve estimate at the Martha mine of 7.6 million contained ounces of silver. The new reserve estimate reflects a 49% increase in silver reserves over their December 31, 2006 reserve update, taking into account first half production. The operator also stated that they expect to complete construction on a mill facility adjacent to the Martha mine by the end of the calendar year.

DEVELOPMENT PROPERTIES

Taparko-Bouroum Project (Burkina Faso, West Africa)

Royal Gold holds two initial concurrent production payments, both equivalent to GSR royalties, and two subsequent GSR royalties at the Taparko-Bouroum project, an open pit gold operation. The project is operated by a subsidiary of High River Gold Mines, Ltd. (“High River”).

The first GSR-equivalent royalty (“TB-GSR1”) is fixed at a rate of 15.0%. The second GSR-equivalent royalty (“TB-GSR2”) is a sliding-scale royalty ranging from 0.0% to 10.0%, depending upon the price of gold. The TB-GSR2 royalty pays out at a rate of 4.3% when the average monthly gold price ranges between $385 and $430 per ounce. Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $650 per ounce gold price results in a rate of 650/100 = 6.5%). Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or Royal Gold receives payments totaling $35 million under TB-GSR1, whichever occurs first.

The two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”). The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities, up to a maximum of 1.1 million tons per year. Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2, described earlier, have ceased.

High River recently commenced production and completed its initial gold pour on July 17, 2007. The operator expects to continue to ramp up production over the next few months and has informed the Company that it anticipates production of approximately 35,000 ounces of gold for calendar 2007 that are subject to the Company’s royalty interests.

Royal Gold expects to report royalty revenue for the Taparko mine during the Company’s first quarter of fiscal 2008.

Peñasquito Project (State of Zacatecas, Mexico)

Royal Gold holds a 2.0% NSR royalty on the Peñasquito project located in Zacatecas, Mexico. The project, currently under development, is owned by a subsidiary of Goldcorp, Inc. In June 2007, the operator updated its reserve estimate at the Peñasquito project to 13 million contained ounces of gold and 864 million contained ounces of silver, a 31% and 50% increase in gold and silver reserves, respectively, over its June 2006 reserve update. Goldcorp also announced a 60% increase in both lead and zinc reserves to 5.9 million contained pounds of lead and 12.8 million contained pounds of zinc. According to the operator, production is expected to commence in the second half of calendar 2008.

Pascua-Lama Project (Argentina/Chile border)

Royal Gold holds a 0.16% to 1.08% sliding-scale NSR royalty on the Pascua-Lama project located on the border between Argentina and Chile. The project is owned by subsidiaries of Barrick. According to Barrick, the project is in the permitting stage with no time frame for the beginning of construction.

Gold Hill Deposit (Nye County, Nevada)

Royal Gold holds a 1.0% to 2.0% sliding-scale NSR royalty on the Gold Hill deposit. The Gold Hill deposit, located just north of the Round Mountain gold mine in Nevada, is controlled by Round Mountain Gold Corporation (“RMGC”), a joint venture between Kinross Gold Corporation, the operator, and Barrick. Production is expected to commence when permitting is completed and equipment from the Round Mountain pit expansion becomes available.

MERGER TRANSACTION WITH BATTLE MOUNTAIN GOLD EXPLORATION

Royal Gold has agreed to acquire 100% of the fully diluted shares of Battle Mountain for either cash consideration of $0.55 per Battle Mountain share or from 0.0172 to 0.0179 shares of Royal Gold common stock per Battle Mountain share, in each case assuming 91,563,506 Battle Mountain shares outstanding at closing. The share consideration will be based on the average closing price per share of Royal Gold’s common stock for the five trading day period up to and including the second business day preceding (but not including) the closing date of the merger transaction. The share consideration ranges from 0.0172 Royal Gold shares per Battle Mountain shares held, if Royal Gold’s stock price is at or above $30.18, to 0.0179 Royal Gold shares per Battle Mountain shares held, if Royal Gold’s stock price is at or below $29.00. A proportional adjustment will be made between these two trading prices.

The consideration payable to Battle Mountain’s shareholders is subject to a potential reduction or holdback for certain contingent liabilities.

Royal Gold has obtained option and support agreements from Mark Kucher, Chairman of Battle Mountain, and from IAMGOLD Corporation, providing that each will vote its respective beneficially-owned shares in favor of the merger transaction. The other directors and officer of Battle Mountain have granted Royal Gold irrevocable proxies to vote their beneficially owned shares in favor of the merger transaction. As a result of these agreements and irrevocable proxies, together with the convertible Bridge Loan, Royal Gold beneficially owns approximately 57% of the outstanding shares of Battle Mountain.

Battle Mountain’s principal assets include a 3.25% NSR royalty on gold production and a 2.0% NSR royalty on silver production from the Dolores project in Mexico, which is under development by Minefinders Corporation, Ltd. Dolores is scheduled to begin commercial production in early calendar 2008.

FISCAL 2008 OUTLOOK

Tony Jensen, President and CEO, stated, “The commencement of the Taparko royalty, along with anticipated increased production levels at Leeville, will be reflected in Royal Gold’s revenues during fiscal 2008. Peñasquito, one of the Company’s new development stage royalties, is scheduled to begin production during the second half of calendar 2008.”

Jensen also commented, “We anticipate that our core royalties, the SJ Claims, Robinson, Pipeline and Troy, will continue to make solid contributions to our revenue base. In addition, the Battle Mountain transaction is expected to add four new producing royalties to our royalty portfolio as well as one development stage property that is expected to begin commercial production in early calendar 2008.”

He continued, “These factors, along with continued strength in metal prices, endorse our optimistic outlook on the growth of our cash flows, revenues and earnings for the upcoming fiscal year.”

Royalty Definitions

The Company’s royalty portfolio contains several different types of royalties which are defined as follows:

Gross Smelter Return (“GSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.

Net Smelter Return (“NSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

Net Value Royalty (“NVR”) - a percentage of the gross revenue from a resource extraction operation, less certain contract-defined costs.

Royalty - the right to receive a percentage or other denomination of mineral production from a mining operation.

* The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in income from consolidated subsidiary (see, Schedule A).

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Note: Management’s conference call reviewing the fourth quarter and year end results for fiscal 2007 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and is available by calling (800) 603-2779 or (706) 634-7230. The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section. A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends. Audio replays will also be available about two hours after the call ends through August 23, 2007, by dialing (800) 642-1687 or (706) 645-9291, access #6144722.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the Company’s growth plan, commencement of production of development stage projects, changes in reserves subject to our royalty projects, commencement of revenue from the Taparko project, commodity prices, the sliding-scale features of our royalty structure at the Pipeline Mining Complex, Bald Mountain, Mulatos, Taparko, Gold Hill, and Pascua-Lama, continued ramp up in production at Leeville, Troy and Taparko, and changes in production estimates from the operators of certain properties. Like any royalty on a non-producing or not yet in development project, the Penasquito, Pascua-Lama and Dolores projects are subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our cash flow, revenues and margins, future interpretations and complexity under FIN 46R and SAB 108 and related accounting rules and interpretations of such rules in relation to the partnership that holds the NVR1 royalty and otherwise, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow: The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting. The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in income of consolidated subsidiary. While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets
As of June 30,

	2007	2006
Current assets:
Cash and equivalents	$82,841,861	$78,449,383
Royalty receivables	12,470,451	5,962,053
Deferred tax assets	154,050	131,621
Prepaid expenses and other	216,857	155,908

Total current assets	95,683,219	84,698,965

Royalty interests in mineral properties, net	215,839,441	84,589,569
Inventory - restricted	10,611,562	-
Restricted cash - compensating balance	15,750,000	-
Available for sale securities	1,995,041	1,988,443
Note receivable - Battle Mountain Gold Exploration	14,493,878	-
Other assets	2,276,049	487,826
Total assets	$356,649,190	$171,764,803

Current liabilities:
Accounts payable	$2,342,330	$1,075,644
Income taxes payable	5,064	334,767
Dividend payable	1,868,594	1,300,623
Accrued compensation	344,500	375,000
Other	128,039	237,482

Total current liabilities	4,688,527	3,323,516

Net deferred tax liabilities	5,910,697	6,683,889
Note payable	15,750,000	-
Other long term liabilities	98,173	97,749
Total Liabilities	26,447,397	10,105,154

Commitments and contingencies
Minority interest in subsidiary	11,120,797	-
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; issued 28,892,980 and 23,816,640 shares, respectively	288,929	238,165
Additional paid-in capital	310,439,112	166,459,671
Accumulated other comprehensive income	458,298	498,462
Accumulated earnings (deficit)	8,991,529	(4,439,777)
Treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	319,080,996	161,659,649

Total liabilities and stockholders’ equity	$356,649,190	$171,764,803

See Schedule A

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended June 30,

	2007	2006	2005
Royalty revenues	$48,356,828	$28,380,143	$25,302,332

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	3,264,762	2,288,347	1,847,343
General and administrative	5,823,670	5,022,157	3,695,098
Exploration and business development	2,493,452	3,396,733	1,892,865
Depreciation, depletion and amortization	8,268,680	4,261,060	3,204,984
Total costs and expenses	19,850,564	14,968,297	10,640,290

Operating income	28,506,264	13,411,846	14,662,042

Interest and other income	4,257,784	3,203,968	834,136
Gain on sale of available for sale securities	-	-	163,577
Interest and other expense	(1,973,538)	(165,066)	(103,578)
Income before income taxes	30,790,510	16,450,748	15,556,177

Current tax expense	(10,309,558)	(5,973,878)	(3,047,551)
Deferred tax benefit (expense)	761,293	873,211	(1,054,911)
Minority interest in income of consolidated subsidiary	(1,521,765)	-	-
Net income	$19,720,480	$11,350,081	$11,453,715

Adjustments to other comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(40,164)	783,382	(208,328)
Realization of the change in market value on sale of available for sale securities, net of tax	-	-	(104,689)
Comprehensive income	$19,680,316	$12,133,463	$11,140,698

Basic earnings per share	$0.79	$0.50	$0.55
Basic weighted average shares outstanding	24,827,319	22,863,784	20,875,957

Diluted earnings per share	$0.79	$0.49	$0.54
Diluted weighted average shares outstanding	25,075,086	23,134,034	21,070,797

See Schedule A

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
For the Years Ended June 30,

	2007	2006	2005
Cash flows from operating activities
Net income	$19,720,480	$11,350,081	$11,453,715
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,268,680	4,261,060	3,204,984
Gain on available for sale securities	-	-	(163,577)
Deferred tax (benefit) expense	(761,293)	(873,211)	1,054,911
Non-cash employee stock compensation expense	2,663,189	2,777,686	205,301
Tax (benefit) expense of stock-based compensation exercises	(345,824)	(1,438,399)	387,942
Changes in assets and liabilities:
Royalty receivables	(6,508,398)	639,276	(1,380,022)
Prepaid expenses and other assets	414,291	266,495	(65,889)
Accounts payable	1,019,567	(64,865)	(141,502)
Income taxes payable	16,121	1,519,670	253,496
Accrued liabilities and other current liabilities	(139,943)	165,577	17,388
Other long-term liabilities	424	1,115	(6,455)

Net cash provided by operating activities	$24,347,295	$18,604,485	$14,820,292
Cash flows from investing activities
Capital expenditures for property and equipment	$(284,930)	$(38,657)	$(126,954)
Acquisition of royalty interests in mineral properties	(120,808,163)	(43,931,448)	(7,514,947)
Note receivable - Battle Mountain Gold Exploration	(14,493,878)	-	-
Restricted cash - compensating balance	(15,750,000)	-	-
Purchase of available for sale securities	(81,089)	(204,715)	(1,000,000)
Deferred acquisition costs	(973,247)	-	-
Proceeds from sale of available for sale securities	-	-	539,960

Net cash used in investing activities	$(152,391,307)	$(44,174,820)	$(8,101,941)
Cash flows from financing activities
Dividends paid	$(5,721,203)	$(4,807,505)	$(3,651,893)
Debt issuance costs	(464,113)	(81,857)	-
Issuance of note payable	15,750,000	-	-
Tax benefit from stock-based compensation exercises	345,824	1,438,399	-
Net proceeds from issuance of common stock	122,525,982	58,630,310	973,012
Net cash provided by (used in) financing activities	$132,436,490	$55,179,347	$(2,678,881)
Net increase in cash and equivalents	4,392,478	29,609,012	4,039,470
Cash and equivalents at beginning of year	78,449,383	48,840,371	44,800,901
Cash and equivalents at end of year	$82,841,861	$78,449,383	$48,840,371

Supplemental cash flow information:
Cash paid during the period for:
Interest	$801,350	$-	$-
Income taxes	$10,293,437	$4,610,911	$2,330,000
Non-cash investing and financing activities:
Dividends declared	$6,289,174	$5,057,500	$3,923,144
Deferred compensation (equity offset)	$-	$-	$729,960
Acquisition of royalty interest in mineral property (with common stock)	$18,495,211	$-	$55,170

See Schedule A

SCHEDULE A

Consolidation of Partnership

In connection with the preparation of its financial statements for the quarter ended March 31, 2007, the Company determined that the partnership that owns the NVR1 royalty at Pipeline, and in which Royal Gold holds a 31.6% economic interest, should have been fully consolidated since December 31, 2003 rather than consolidated based on the Company’s proportional interest in the partnership. Commencing with fiscal 2007, the Company is fully consolidating the partnership. The Company determined that the effect of proportionately, rather than fully, consolidating the partnership was not material to any previously issued financial statements and would not have changed the Company’s proportionate share of earnings from the Partnership nor would it have changed the Company’s consolidated earnings or shareholders’ equity for any previous periods.  For additional information, see Note 12 to the Company's Form 10-Q for the period ended March 31, 2007.

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure. Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in income of consolidated subsidiary. Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio. Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends. Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is the reconciliation to operating income:

	For The Fiscal Year Ended
	June 30, 2007	June 30, 2006	June 30, 2005
Operating income	$28,506,264	$13,411,846	$14,662,042
Depreciation, depletion and amortization	8,268,680	4,261,060	3,204,984
Non-cash employee stock compensation expense	2,663,189	2,777,686	205,301
Minority interest in income of consolidated subsidiary	(1,521,765)	-	-
Free cash flow	$37,916,368	$20,450,592	$18,072,327

	For The Fiscal Quarter Ended
	June 30, 2007	June 30, 2006
Operating income	$8,345,695	$4,370,772
Depreciation, depletion and amortization	2,518,268	1,326,125
Non-cash employee stock compensation expense	938,435	769,102
Minority interest in income of consolidated subsidiary	(458,492)	-
Free cash flow	$11,343,906	$6,465,999